Exhibit (h)(3)(v)

SIXTH AMENDMENT TO THE
SECURITIES LENDING AGENCY AGREEMENT
BETWEEN

M FUND, INC.

ON BEHALF OF THE PORTFOLIOS LISTED ON SCHEDULE A
AND
STATE STREET BANK AND TRUST COMPANY

This Sixth Amendment (this “Amendment”) dated as of January 30, 2024 is between M Fund, Inc., on behalf of the Portfolios listed on Schedule A to the Agreement (defined below) (the “Lender”) and STATE STREET BANK AND TRUST COMPANY, acting either directly or through its affiliates or subsidiaries, (the “Bank”) (as successor to Investors Bank & Trust Company). This Amendment amends and supplements the Securities Lending Agency Agreement, dated November 1, 2000 (as amended and in effect immediately prior to the date of this Amendment, the “Agreement”), between the Lender and the Bank.

WHEREAS, the Lender and the Bank desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.     Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.     Amendment. Schedule I to the Agreement is hereby deleted in its entirety and replaced with Schedule I attached to this Amendment.

3.     Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

4.     Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.     Effective Date. This Amendment shall be effective as of the date first written above.

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Information Classification: Limited Access

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Amendment.

M FUND, INC.

By:	/s/ David Lees
Name:	DAVID LEES
Title:	Treasurer/Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Chelsea Grossman
Name:	Chelsea Grossman
Title:	Managing Director, Client Management

Information Classification: Limited Access

Schedule I

This Schedule is attached to and made part of the Securities Lending Agency Agreement, dated November 1, 2000 between M Fund, Inc., on behalf of the Portfolios listed on Schedule A (the “Lender”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through its affiliates or subsidiaries (collectively, “State Street”), as amended.

Fee Split

75% to the Lender

25% to State Street.

Cash Collateral Investment

The Lender instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio. Information about the various fees and expenses charged by the State Street Navigator Securities Lending Government Money Market Portfolio is disclosed in the confidential offering memorandum, shareholder reports and/or other portfolio documents. These fees and expenses may be changed from time to time by State Street upon prior written notice to the Client. The State Street Navigator Securities Lending Government Money Market Portfolio distributes yield daily. The daily yield will be reinvested into the vehicle until redeemed monthly to make the payments contemplated by this Agreement.

The investment manager of the collective investment vehicle or separately managed account specified above may, to the extent consistent with the relevant investment guidelines and/or other offering documents, invest cash collateral (including any dividends, interest payments and other money received in respect of cash collateral as invested) in funds or investments with respect to which State Street and/or State Street affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

To the extent that there is a period of time when the cash collateral cannot be promptly invested pursuant to the direction of the Lender as set forth above, whether due to the timing of delivery of the cash collateral by Borrower, any delay between monthly redemptions from the vehicle above and monthly payments contemplated by this Agreement, or otherwise, such cash collateral may be held in a demand deposit account or similar account in the name of State Street or any State Street affiliate (which account may or may not bear interest).

Information Classification: Limited Access